Exhibit 99.1

Cost Plus, Inc. Reports First Quarter Fiscal 2012 Results and

Provides Outlook for the Second Quarter Fiscal 2012

Oakland, CA — May 16, 2012 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its first quarter ended April 28, 2012 and provided its financial outlook for the second quarter and full year of fiscal 2012.

First Quarter Highlights

•	Same store sales for the quarter increased 7.9% on top of a 5.5% increase for the quarter last year.

•	Same store customer count for the quarter increased 2.7% and same store average ticket increased 5.0%.

•	Sales for the quarter for the direct-to-consumer business were $7.3 million, a 36.9% increase, compared to $5.3 million for the quarter last year.

•

Achieved net income from continuing operations for the first fiscal quarter, the first time since fiscal 2004. Net income from continuing operations was $129,000 compared to a net loss from continuing operations of $3.0 million for the first quarter of last year.

•	Non-GAAP EBITDA from continuing operations for the quarter was $7.5 million compared to $5.0 million for the quarter last year.

First Quarter Results from Continuing Operations

Net sales for the first quarter of fiscal 2012 were $214.6 million, a 7.4% increase compared to $199.7 million for the first quarter of last year. Same store sales for the first quarter of fiscal 2012 increased 7.9% on top of a 5.5% increase for the first quarter of last year. The increase in same store sales for the first quarter was due to an increase in customer count of 2.7% and an increase in the average ticket per customer of 5.0%.

Gross profit as a percentage of net sales for the first quarter of fiscal 2012 increased 30 basis points to 32.0% compared to 31.7% for the first quarter of last year. The improvement in gross profit for the quarter was primarily due to the leveraging of occupancy costs on higher sales, offset by a slightly lower merchandise margin.

As a percentage of net sales, selling, general and administrative (SG&A) expenses for the first quarter of fiscal 2012 decreased 120 basis points to 30.4% compared to 31.6% for the first quarter of last year. The decrease in SG&A expenses as a percentage of net sales for the quarter was primarily due to increased leverage from higher sales.

Net income from continuing operations for the first quarter of fiscal 2012 was $129,000, or $0.01 per diluted share, compared to a net loss from continuing operations of $3.0 million, or $0.14 per diluted share, for the first quarter of last year.

Net loss for the first quarter of fiscal 2012 was $74,000, or $0.00 per diluted share, compared to a net loss of $3.4 million, or $0.15 per diluted share, for the first quarter of last year.

For the first quarter of fiscal 2012, non-GAAP earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations was $7.5 million compared to $5.0 million for the first quarter of last year.

The Company opened one new store during the quarter and closed none to end the quarter with 259 stores in 30 states.

The Company ended the quarter with $22.8 million in borrowings and $6.9 million in letters of credit outstanding under its asset-based credit facility compared to $41.0 million in borrowings and $7.8 million in letters of credit at the end of the first quarter of last year. The percentage utilization under the credit facility at the end of the first quarter of fiscal 2012 was 21% compared to 38% at the end of the first quarter of last year. The revolving credit facility is asset-based and expires in January 2016. The Company expects to pay off its asset-based credit facility in its entirety before the end of the fiscal year.

Second Quarter and Updated Full Year Fiscal 2012 Outlook from Continuing Operations

The Company’s outlook for the second quarter and full year of fiscal 2012 does not include any costs or consider the accounting impact related to the previously announced potential acquisition by Bed Bath & Beyond, Inc. Because the transaction with Bed Bath & Beyond, Inc. is currently pending, the Company is unable to determine the costs and expenses that may affect the guidance below, but it believes such costs and expenses may be significant.

The Company’s outlook for the second quarter of fiscal 2012 is as follows:

•

Net sales in the range of $210 million to $216 million, based on a same store sales increase in the range of 6% to 8% compared to a same store sales increase of 2.8% for the second quarter of fiscal 2011.

•	Gross profit as a percentage of net sales in the range of 31.4% to 31.6% compared to 29.8% for the second quarter of fiscal 2011.

•

Net loss from continuing operations in the range of $5.0 million to $3.4 million, or $0.22 to $0.15 per diluted share, compared to a net loss from continuing operations of $7.8 million for the second quarter of fiscal 2011.

•	EBITDA from continuing operations in the range of $1 million to $3 million compared to EBITDA from continuing operations of $13,000 for the second quarter of fiscal 2011.

•

The Company does not plan to open any new stores during the second quarter of fiscal 2012 and plans to close one store, compared to no new stores and one store closure during the second quarter of fiscal 2011.

The Company’s outlook for the full year of fiscal 2012 is as follows:

•

Net sales in the range of $1.0 billion to $1.1 billion, based on a same store sales increase in the range of 5% to 6% compared to a same store sales increase of 5.4% for fiscal 2011. Comparable store sales for fiscal 2012 were measured on a 53 to 53 week basis, while comparable store sales for fiscal 2011 were measured on a 52 to 52 week basis.

•	Gross profit as a percentage of net sales in the range of 32.6% to 32.7% compared to 32.1% for fiscal 2011.

•	Income tax expense in the range of $7 million to $8 million compared to $1.6 million for fiscal 2011.

•

Net income from continuing operations in the range of $28 million to $29 million, or $1.13 to $1.16 per diluted share, compared to net income from continuing operations of $17.7 million for fiscal 2011.

•	EBITDA from continuing operations in the range of $65 million to $67 million compared to EBITDA from continuing operations of $51.3 million for fiscal 2011.

•

The Company is targeting to open five to ten new stores and the outlook includes an estimate of eight new stores, including two relocations and one store closure, compared to one relocation and five store closures during fiscal 2011.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 16, 2012, the Company operated 259 stores in 30 states.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our second quarter and fiscal 2012 outlook, our ability to pay off our asset-based credit facility in its entirety before the end of the fiscal year and our proposed transaction with Bed Bath & Beyond, Inc. The risks and uncertainties include, but are not limited to: uncertainties as to the timing of the tender offer and the merger with Bed Bath & Beyond Inc.; the risk that the transaction will not close; the potential of the transaction making it more difficult to maintain relationships with employees, customers, vendors or other business partners; changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the first quarter of fiscal 2012 and for the outlook amounts provided for the second quarter and full year of fiscal 2012. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net income/(loss) from continuing operations to EBITDA from continuing operations for the first quarter of fiscal 2012 and 2011:

	First Quarter
(In thousands)	FY12	FY11
Net income/(loss) from continuing operations	$129	($3,035)
Add back:
Net interest expense	2,978	3,081
Income tax expense/(benefit)	3	(85)
Depreciation and amortization expense	4,439	5,023

EBITDA from continuing operations	$7,549	$4,984

The following table is a reconciliation of the Company’s projected net income/(loss) from continuing operations to EBITDA from continuing operations for the second quarter and full year of fiscal 2012 compared to actual results for the second quarter and full year of fiscal 2011:

	Second Quarter			Full Year
(In thousands)	FY12[1] Outlook		FY11	FY12[1] Outlook		FY11
Net income/(loss) from continuing operations	($5,000)	($3,400)	($7,762)	$28,000	$29,000	$17,711
Add back:
Net interest expense	3,000	3,000	3,223	12,000	12,000	12,814
Income tax (benefit)/expense	(1,200)	(800)	(377)	7,000	8,000	1,554
Depreciation and amortization expense	4,200	4,200	4,929	18,000	18,000	19,235

EBITDA from continuing operations	$1,000	$3,000	$13	$65,000	$67,000	$51,314

1.	The projected results for fiscal 2012 are provided in the table in a range for the second quarter and the full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	First Quarter
	April 28, 2012		April 30, 2011
Net sales	$214,565	100.0%	$199,710	100.0%
Cost of sales and occupancy	145,934	68.0	136,318	68.3

Gross profit	68,631	32.0	63,392	31.7
Selling, general and administrative expenses	65,321	30.4	63,109	31.6
Store closure costs	—	0.0	322	0.2
Store preopening expenses	200	0.1	—	0.0

Income/(loss) from continuing operations, before interest and taxes	3,110	1.4	(39)	(0.0)
Net interest expense	2,978	1.4	3,081	1.5

Income/(loss) from continuing operations before income taxes	132	0.1	(3,120)	(1.6)
Income tax expense/(benefit)	3	(0.0)	(85)	(0.0)

Net income/(loss) from continuing operations	129	0.1	(3,035)	(1.5)
Loss from discontinued operations	(203)	(0.1)	(331)	(0.2)

Net loss	$(74)	(0.0)%	$(3,366)	(1.7)%
Net income/(loss) per share from continuing operations	$0.01		$(0.14)
Net loss per share from discontinued operations	$(0.01)		$(0.01)
Net loss per share	$(0.00)		$(0.15)
Weighted average shares outstanding - basic	22,420		22,122
Weighted average shares outstanding - diluted	23,773		22,122
New stores opened	1		0

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,535	$3,415
Merchandise inventories, net	197,755	185,421
Other current assets	16,000	18,380

Total current assets	216,290	207,216
Property and equipment, net	133,004	141,234
Other assets, net	5,017	5,788

Total assets	$354,311	$354,238
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,334	$55,197
Accrued compensation	16,738	15,247
Revolving line of credit	22,800	41,000
Current portion of distribution center sale-leaseback obligations	944	884
Other current liabilities	21,151	24,104

Total current liabilities	118,967	136,432
Capital lease obligations	4,299	5,807
Long-term distribution center sale-leaseback obligations	110,677	111,621
Other long-term obligations	20,132	24,600
Shareholders’ equity:
Common stock	225	222
Additional paid-in capital	178,211	173,546
Accumulated deficit	(78,200)	(97,990)

Total shareholders’ equity	100,236	75,778

Total liabilities and shareholders’ equity	$354,311	$354,238

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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